Exhibit 20.1
CANADIAN SOLAR INC.
130 King Street West, Suite 1600, The Exchange Tower
Toronto, Canada M5X 1J5
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that an annual meeting (the “Meeting”) of shareholders of Canadian Solar Inc. (the “Corporation”) will be held at Latham & Watkins LLP, 49th Floor, Jin Mao Tower, 88 Century Boulevard, Pudong, Shanghai 200121, People’s Republic of China, on Monday, June 27th, 2011 at 10:30 a.m. (local time) for the following purposes:
(a)	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2010, together with the auditors’ report thereon and the notes thereto;

(b)	to elect directors of the Corporation;

(c)	to reappoint Deloitte Touche Tohmatsu CPA, Ltd. as the auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration;

(d)	to transact such other business as properly may be brought before the Meeting or any adjournment thereof.
     The matters to be dealt with at the Meeting are described in the management information circular of the Corporation accompanying this Notice (the “Circular”).
     Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting. Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.
     DATED: June 3, 2011.
BY ORDER OF THE BOARD OF DIRECTORS
/s/ Shawn (Xiaohua) Qu
Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer